Exhibit 4.1

DICK’S CLOTHING & SPORTING GOODS, INC.
STOCK OPTION PLAN
AS AMENDED THROUGH NOVEMBER 20, 2002*

ARTICLE I
THE PLAN

     1.1 NAME. This plan shall be known as the “Dick’s Clothing & Sporting Goods, Inc. Stock Option Plan” and is referred to herein as the “Plan.” It is provided by Dick’s Clothing & Sporting Goods, Inc. (the “Corporation”).

     1.2 COMPONENTS. This plan shall have two components, Incentive Stock Options (the “Incentive Options”) and Non-Qualified Stock Options (the “Non-Qualified Options”). The Incentive Options and the Non-Qualified Options are sometimes referred to together as the “Options.” A participant who has been granted an Incentive or a Non-Qualified Option may be granted an additional Option or Options under this Plan if the Compensation Committee or Incentive Committee so determines.

     1.3 EFFECTIVENESS; SHAREHOLDER APPROVAL. The Plan was adopted by the Board of Directors on October 30, 1992 subject to the approval of the Corporation’s shareholders. The Plan was adopted by the Corporation’s shareholders by unanimous written consent on November 11, 1992. The Plan was amended to increase the number of shares available for the grant of options to (a) 4,158,000 by the Board of Directors and shareholders on November 17, 1993; and (b) 6,468,000 by the Board of Directors on August 29, 1996 and by the shareholders effective September 10, 1996; and (c) to 9,933,000 by the Board of Directors on January 28, 1999 and by the shareholders effective April 20, 1999.

     1.4 PURPOSE OF PLAN. The purpose of the Dick’s Clothing & Sporting Goods, Inc. Stock Option Plan (the “Plan”) is to encourage ownership of stock of the Corporation and to attract, motivate, and retain key management employees and members of the Board of Directors by providing an incentive to improve operations, increase profitability, and acquire stock ownership interests in the Corporation.

     1.5 TERMINATION OF PLAN. The Plan shall terminate ten years from its date of adoption by the Board of Directors (October 30, 1992), and no options shall be granted under the Plan after that date. Any Options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the Option and the Plan.

ARTICLE II
INCENTIVE OPTIONS

*	All share numbers presented in the Plan reflect the 2.31-for-1 stock split which occurred immediately prior to the completion of the Company’s initial public offering in October of 2002.

     2.1 SHARES AVAILABLE FOR INCENTIVE OPTIONS. Subject to adjustment as provided in Section 4.6, there will be reserved for use, upon the exercise of Incentive Options to be granted from time to time under the Plan, an aggregate of 693,000 shares (or such higher number as approved by the Board of Directors and shareholders) of the Common Stock of the Corporation (“Common Stock”) which shares may be in whole or in part, as the Board of Directors of the Corporation (the “Board of Directors”) shall from time to time determine, authorized but unissued shares of the Common Stock, or issued shares of the Common Stock which shall have been reacquired by the Corporation. If an Incentive Option shall expire or terminate for any reason without having been exercised in full, the shares subject to purchase under any such Incentive Option shall (unless the Plan shall then be terminated) be added to the shares otherwise available under the Plan.

     2.2 ADMINISTRATION OF THE PLAN. All provisions of the Plan relating to Incentive Options shall be administered by a committee (the “Incentive Committee”), consisting of not fewer than two Directors of the Corporation who shall be disinterested within the meaning of Rule 16b-3 of the General Rules and regulations under the Securities Exchange Act of 1934, and who shall serve at the pleasure of the Board of Directors. Subject to the provisions of the Plan, the Incentive Committee shall have full authority to interpret the Plan with respect to Incentive Options, to establish and amend rules and regulations relating to Incentive Options, to determine the terms and provisions of the Incentive Option agreements (which need not be identical), and make all other determinations necessary or advisable for the administration Incentive Options granted under the Plan.

     Notwithstanding the foregoing or anything else contained in the 1992 Plan, “Incentive Committee” and “Compensation Committee” shall also mean (i) any committee of the Board of Directors designated by the Board of Directors to serve as the Company’s Compensation Committee (or designated in a similar capacity), where such committee meets the applicable requirements of the Securities Exchange Act of 1934, as amended and any exchange or quotation system where the Company’s Common Stock is traded or quoted, or (ii) the Board of Directors.

     2.3 EMPLOYEES TO WHOM INCENTIVE OPTIONS MAY BE GRANTED. Incentive Options may be granted in each calendar year or portion thereof while the Plan is in effect to such of the Employees as the Incentive Committee, in its discretion, shall determine.

     Whenever the term “officers” is used in the Plan, such term shall be deemed to include assistant officers of the Corporation and officers of subsidiaries of the Corporation. The term “subsidiary” shall mean any domestic or foreign corporation of which the Corporation owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock of such corporation. In determining the employees to whom Incentive Options shall be granted and the number of shares to be subject to purchase under such Incentive Options, the Incentive Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation, and such other factors as the Incentive Committee shall deem relevant in connection with accomplishing the purposes of the Incentive Plan. Membership on the Board of Directors shall not disqualify a person from receiving an Incentive Option grant hereunder, although Directors who are members of the Incentive Committee or who are not officers or managerial officers of the Corporation or a subsidiary are not eligible to receive Incentive Options under the Plan.

     2.4 EXERCISE PRICE AND DATE OF GRANT.

          (a)  Incentive Option Price. The exercise price of any Incentive Option granted to an employee who at the time such Incentive Option is granted, owns, as defined in Section 425 of the Internal Revenue Code of 1954, as amended (the “Code”) stock possessing not more than 10% of the total combined voting power of all classes of stock of:

               (i)  the Corporation; or

               (ii)  if applicable, any subsidiary of the Corporation qualifying as a “Subsidiary Corporation” as defined in Section 425 of the Code (any such corporation being hereinafter referred to as a “Subsidiary”); or

               (iii)  If applicable, any parent of the Corporation qualifying as a “Parent Corporation” as defined in Section 425 of the Code (any such corporation being hereinafter referred to as the “Parent”), shall be at least equal to the fair market value of the Common Stock at the time of granting of the Incentive Option.

     The exercise price of any Incentive Option granted to an employee who, at the time such Incentive Option is granted, owns, as defined in Section 425 of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of:

               (i)  the Corporation; or

               (ii)  if applicable, a Subsidiary; or

               (iii)  if applicable, the Parent,

shall be at least equal to 110% of the fair market value of the Common Stock at the time of granting of the Incentive Option.

     For all purposes of the Plan, the fair market value of the Common Stock at the time of granting an Option shall be deemed to be the mean between the high and the low prices of the Common Stock on the national securities exchange on the day on which the Option is granted, if the Common Stock is then being traded on a national securities exchange, and if the Common Stock is then being traded on such an exchange but there are no sales on such day, the fair market value shall be deemed to be the mean between the high and low prices of the Common Stock on the national securities exchange on the day on which the most recent sales occurred prior to the date of grant, and if the Common Stock is not then traded on such an exchange, then the fair market value shall be deemed to be the mean between the high and low bid and asked prices for the Common Stock on the over-the-counter market on the day on which the option is granted. If the Common Stock is not publicly traded at the time of the grant, the fair market value shall be determined in good faith at the time of the grant of any Incentive Option by decision of the Incentive Committee.

          (b)  Date of Grant. The date of grant of an Incentive Option granted hereunder shall be the date on which the Incentive Committee acts in granting the Incentive Option.

     2.5 TERMS OF INCENTIVE OPTIONS. Incentive Options granted hereunder shall be exercisable for a term of not more than ten (10) years from the date of grant thereof, but shall be subject to Section 4.1 and to earlier termination as hereinafter provided. Each Incentive Option agreement issued hereunder shall specify the term of the Incentive Option, which term shall be determined by the Incentive Committee in accordance with its discretionary authority hereunder.

     Notwithstanding anything herein to the contrary, in the event an Incentive Option is granted to an employee who, at the time such option is granted, owns, as defined in Section 425 of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of:

               (i)  the Corporation; or

               (ii)  if applicable, a Subsidiary; or

               (iii)  if applicable, the Parent,

then such Incentive Option shall not be exercisable more than five (5) years from the date of grant thereof, but shall be subject to earlier termination as hereinafter provided.

     2.6 LIMIT ON FAIR MARKET VALUE. No Option will be treated as an “incentive stock option” (as defined in Section 422A(b) of the code) to the extent that the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which the Option is exercisable for the first time by any individual during any calendar year (under all plans of the Corporation and any subsidiary) exceeds $100,000.

ARTICLE III
NON-QUALIFIED OPTIONS

     3.1 SHARES AVAILABLE FOR NON-QUALIFIED OPTIONS. Subject to adjustment as provided in Section 4.6, the aggregate number of shares which may be issued pursuant to Non-Qualified Options granted by the Option Committee under this Plan shall not exceed 3,242,854 shares (or such higher number as approved by the Board of Directors and shareholders) of Common Stock of the Corporation. These shares may include treasury shares reacquired by the Corporation, or authorized and unissued shares, or a combination of both. Any shares, subject to a Non-Qualified Option under this Plan, which expire or are terminated for any reason shall be available for the granting of other Non-Qualified Options during the term of this Plan.

     3.2 ADMINISTRATION OF PLAN. All provisions of the Plan relating to Non-Qualified Options shall be administered by the Compensation Committee (the “Compensation

Committee”) appointed by the Board of Directors of the Corporation. The Compensation Committee shall consist of not less than two members of the Board of Directors of the Corporation (the “Board”). The determinations of the Compensation Committee shall be made in accordance with their judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. No member of the Compensation Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Non-Qualified Option granted hereunder.

     The Compensation Committee shall have full authority and discretion to: (a) determine the eligible participants to be granted Non-Qualified Options, the times at which Non-Qualified Options shall be granted, the number of shares subject to each Non-Qualified Option, the period during which each Non-Qualified Option becomes exercisable (subject to Section 4.1), and the terms contained in each Non-Qualified Option agreement; and (b) adopt all rules, regulations, and provisions of this Plan relating to Non-Qualified Options. The Compensation Committee’s interpretation, construction and adoption of any provisions of this Plan relating to Non-Qualified Options or any Non-Qualified Option granted hereunder shall be binding and conclusive, unless otherwise determined by the Board. Any power that may be exercised or action that may be taken by the Compensation Committee under this Plan may also be exercised or taken by the Board.

     The Compensation Committee and the Incentive Committee may be combined into one committee of the Board so long as the membership requirements set forth herein for both committees are met by the members of the combined Committee.

     Notwithstanding the foregoing or anything else contained in the 1992 Plan, “Incentive Committee” and “Compensation Committee” shall also mean (i) any committee of the Board of Directors designated by the Board of Directors to serve as the Company’s Compensation Committee (or designated in a similar capacity), where such committee meets the applicable requirements of the Securities Exchange Act of 1934, as amended and any exchange or quotation system where the Company’s Common Stock is traded or quoted, or (ii) the Board of Directors.

     3.3 ELIGIBILITY. Eligible recipients of Non-Qualified Options under this Plan shall be Directors, officers, and selected key management employees of the Corporation and its subsidiaries. Key management employees will be nominated for participation by the President of the Corporation and will be approved by the Compensation Committee. The granting of a Non-Qualified Option under this Plan shall not affect any outstanding stock option previously granted to an optionee under this Plan or any other plan of the Corporation.

     3.4 EXERCISE PRICE. On the date a Non-Qualified Option is granted, the exercise price per share shall be such price that the Committee deems appropriate.

ARTICLE IV
PROVISIONS APPLICABLE TO ALL OPTIONS

     4.1 TERM OF OPTION. Options granted under the Plan shall become exercisable at such intervals and periods of time (“Exercise Period”) and for such number of shares which may be purchased at any one time as determined by the Incentive Committee or the

Compensation Committee (collectively “Option Terms”). These Option Terms shall be set forth by the relevant Committee in stock option agreements between individual optionees and the Corporation, but, in no event shall the Exercise Period reflected in these option agreements be less than four or more than ten years after the date of grant, and in no event shall the vesting schedule be shorter than the following:

(1) Commencing one year after the date of grant of an Option to an optionee, such optionee may exercise the Option as to not more than 25% of the shares originally subject to Option thereunder.

(2) Commencing two years after the date of grant of an Option to an optionee, such optionee may exercise the Option as to not more than 50% of the shares originally subject to Option thereunder.

(3) Commencing three years after the date of grant of an Option to an optionee, such optionee may exercise the Option as to not more than 75% of the shares originally subject to Option thereunder.

(4) Commencing four years after the date of grant of an Option to an optionee, such optionee may exercise the Option as to any part or all of the shares subject to Option thereunder.

Options which are not exercised by the tenth anniversary of the date on which the option was granted shall expire. Notwithstanding the foregoing, the Incentive Committee, the Compensation Committee and/or the Board of Directors may, in its or their discretion, provide in the stock option agreements between individual optionees and the Corporation, in amendments to such agreements or in other instruments, for accelerated vesting of options granted under the Plan in the event of extraordinary corporate transactions, including without limitation transactions involving a change of control of the Corporation, a sale of substantially all of its assets, or a merger of the Corporation with or into another entity.

     4.2 EXERCISE OF OPTIONS.

(a) Each Option granted under the Plan shall be exercisable on the dates and for the number of shares as shall be provided in a stock option agreement between the Corporation and optionee evidencing the Option granted by the Committee and the terms thereof. Shares shall be issued to the optionee pursuant to the exercise of an Option only upon receipt by the Corporation from the optionee of payment in full either in cash or, subject to the relevant Committee’s approval, by an exchange of shares of Common Stock of the Corporation previously owned by the optionee for at least six months prior to the date of exercise or a combination of cash and such shares, in an amount or having a combined value equal to the aggregate purchase price for the shares subject to the Option or portion thereof being exercised.

(b) The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive the payment or delivery notice as far in advance as practicable, and the

Corporation may defer making payment or delivery of any benefits under the Plan if any tax is payable until indemnified to its satisfaction.

     4.3 NONTRANSFERABILITY OF OPTION. No Options granted under this Plan shall be transferable except by will or the laws of descent. Such Options shall be exercisable during the optionee’s lifetime only by the optionee.

     4.4 TERMINATION OF EMPLOYMENT AND DEATH OF OPTIONEE.

(a) In the event that during the term of an unexercised Option, an optionee’s employment with the Corporation or any of its subsidiaries is terminated without cause as determined by the relevant Committee, the Option may be exercised within the thirty-day period following the date of termination of employment, but only to the extent that the optionee was entitled to exercise such Option at the date of termination of employment and in no event later than ten years from the date of the grant of such Option.

(b) In the event that during the term of an unexercised Option, an optionee’s employment with the Corporation or any of its subsidiaries is terminated for cause as determined by the relevant Committee, the Option shall be forfeited.

(c) In the event that during the term of an unexercised Option, the optionee dies or terminates employment with the Corporation or any of its subsidiaries by reason of retirement or permanent disability within the Corporation’s standard guidelines, the Option may be exercised within a ninety-day period following the date of death or termination of employment, but only to the extent that the optionee was entitled to exercise such Option at the date of termination of employment and in no event later than ten years from the date of the grant of the Option. In the event of an optionee’s death or disability, the legal representative of the optionee or the optionee’s estate shall be entitled to exercise the Option.

(d) The unexercised portion of any Option subject to this Section which is not exercised within the thirty or ninety-day period, as the case may be, shall lapse, and shares subject to such Option shall become available for the granting of other Options under the Plan.

(e) For purposes of this provision, “cause” shall mean (i) fraud or felonious conduct; (ii) embezzlement or misappropriation of funds or property; (iii) consistent refusal to perform, or willful misconduct in or disregard of the performance of duties and obligations; (iv) gross negligence, or (v) breach of employment agreement, if applicable.

     4.5 CONTINUED EMPLOYMENT. Nothing contained in this Plan shall be construed as a promise of future employment by the Corporation, its subsidiaries or affiliates, or the relevant Committee. Further, the receipt of a stock option grant in any one year shall not in any way be construed as a right to receive a stock option grant in any subsequent year.

     4.6 ADJUSTMENT PROVISIONS. If the Corporation shall at any time change the number of shares of its Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the aggregate number of shares which may be issued pursuant to Options granted under this Plan and the total number of shares then remaining subject to purchase under an outstanding Option shall be changed in proportion to such change in issued shares. The Option price per share also shall be adjusted so that the total consideration payable to the Corporation upon the purchase of all shares not theretofore purchased shall not be changed.

     If, during the term of any outstanding Option, the Corporation shall issue other securities of the Corporation or distribute other property (other than cash) as a distribution or dividend on or in exchange for Common Stock of the Corporation, the Corporation shall take such steps as the Committee and the Board deems appropriate to: (a) equitably adjust the kind and amount of securities then remaining subject to purchase thereunder and the exercise price per share; or (b), to equitably adjust the rights of the optionee thereunder in order to reflect such issuance or distribution of securities or other property.

     If, during the term of an outstanding Option, the Common Stock of the Corporation shall be changed into another kind of security of the Corporation or into cash, securities, or evidences of indebtedness of another corporation, other property or any combination thereof, as a result of a reorganization, sale, merger, consolidation, or other similar transaction, the optionee shall be entitled to receive, at the election of the optionee (a) upon the due exercise of the Option or (b) upon the effective date of the reorganization, sale, merger, consolidation or similar transaction, the cash, securities, evidences of indebtedness, other property or any combination thereof the optionee would have been entitled to receive for Common Stock acquired through exercise of the Option (net of the exercise price) immediately prior to the effective date of such reorganization, sale, merger, consolidation or other similar transaction. If appropriate, the exercise price of the shares or securities remaining subject to purchase following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted in each case in such equitable manner as the relevant Committee and the Board may determine.

     4.7 AMENDMENTS. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section shall reduce the amount of any then existing benefit or change the terms and conditions thereof without the optionee’s consent. No amendment of the Plan shall, without approval of the shareholders of the Corporation: (a) materially increase the total number of shares which may be issued under the Plan; (b) materially reduce the minimum purchase price of shares of Common Stock which may be made subject to Options under the Plan; or (c) materially modify the requirements as to eligibility for Options under the Plan.

     4.8 RIGHTS OF OPTION HOLDER. The holder of an Option shall not have any of the rights of a shareholder with respect to the shares subject to purchase under his Option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

     4.9 OPTION REGULATIONS. If any law or regulation requires the Corporation to take any action with respect to the shares to be issued upon exercise of an Option such as, but not limited to, registration with any federal or state securities regulating organization or agency or similar body, then, and in such event, the issuance of such shares shall be deferred until the completion of such action as is required under any such law or regulation and the Board of Directors shall have been advised by counsel for the Corporation that all applicable legal requirements have been complied with. The Corporation, in its sole discretion, may require any person exercising an Option, as a condition to the effectiveness thereof, to represent in writing to the Corporation, in form satisfactory to the Corporation, that the stock purchased shall be purchased for investment and not with a view to resale or other distribution.

     4.10 LISTING REQUIREMENTS. The Corporation shall not be required to issue or deliver any certificate for shares of its stock purchased upon the exercise of any Option issued under this Plan prior to the admission of such shares to listing on any stock exchange on which the stock may at that time be listed; provided, however, that the Corporation shall take all necessary steps to secure the admission of such stock to listing on any such stock exchange and shall secure admission of such shares at the earliest practicable date.

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